As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-183866

Registration No. 333-183867

Registration No. 333-183868

Registration No. 333-184180

Registration No. 333-184872

Registration No. 333-184873

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-183866

FORM S-8 REGISTRATION STATEMENT NO. 333-183867

FORM S-8 REGISTRATION STATEMENT NO. 333-183868

FORM S-8 REGISTRATION STATEMENT NO. 333-184180

FORM S-8 REGISTRATION STATEMENT NO. 333-184872

FORM S-8 REGISTRATION STATEMENT NO. 333-184873

UNDER

THE SECURITIES ACT OF 1933

KRAFT FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	36-3083135
(State of Incorporation)	(IRS Employer Identification No.)

Three Lakes Drive

Northfield, Illinois 60093-2753

(847) 646-2000

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kraft Foods Group, Inc. Thrift Plan

Kraft Foods Group, Inc. Tip Plan

Kraft Foods Group, Inc. Deferred Compensation Plan For Non-Management Directors

Kraft Foods Group, Inc. 2012 Performance Incentive Plan

Kraft Canada Inc. Retirement Plan For Canadian Salaried Employees

Kraft Canada Inc. Retirement Plan For Canadian Hourly Employees

Kraft Canada Inc. Retirement Plan For Non-Unionized Salaried Employees—Former Employees Of Kraft Limited

Kraft Canada Inc. Retirement Plan For Non-Unionized Hourly-Paid Employees—Bulk Cheese Plants And

Mount Royal Plant

Kraft Canada Inc. Retirement Plan For Niagara Falls Salaried Cereal Division Employees

Kraft Canada Inc. Retirement Plan For Niagara Falls Hourly Cereal Division Employees

Kraft Canada Inc. Retirement Plan For Former Non-Unionized Employees Of Nabob Foods Limited

Nabisco Brands Ltd Trusteed Retirement Plan K

Kraft Canada Inc. Retirement Plan For Former Salaried Employees Of Nabisco Ltd.

Kraft Canada Inc. Employee Savings Plan

Group Retirement Savings Plan Of Kraft Canada Inc.

Kraft Canada Inc. Non-Registered Savings Plan

Kraft Foods Group, Inc. Management Stock Purchase Plan

Kraft Foods Group, Inc. 2012 Employee Stock Purchase Plan

(Full Title of the Plan)

Paulo Basilio

Chief Executive Officer and Chief Financial Officer

Kraft Foods Group, Inc.

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (each, a “Post-Effective Amendment” and, collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Kraft Foods Group, Inc., a Virginia corporation (“Kraft”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-183866), filed with the SEC on September 12, 2012, which registered the offering of an aggregate of 165,000,000 shares of common stock, no par value (the “Shares”).

•	Registration Statement on Form S-8 (No. 333-183867), filed with the SEC on September 12, 2012, which registered the offering of $20,000,000 of general unsecured and unfunded obligations of Kraft to pay deferred compensation in the future (the “Deferred Compensation Obligations”) in accordance with the Kraft Foods Group, Inc. Deferred Compensation Plan for Non-Management Directors.

•	Registration Statement on Form S-8 (No. 333-183868), filed with the SEC on September 12, 2012, which registered the offering of an aggregate of 72,000,000 Shares.

•	Registration Statement on Form S-8 (No. 333-184180), filed with the SEC on September 28, 2012, which registered the offering of an aggregate of 207,024,000 Shares.

•	Registration Statement on Form S-8 (No. 333-184872), filed with the SEC on November 9, 2012, which registered the offering of an aggregate of 5,000,000 Shares.

•	Registration Statement on Form S-8 (No. 333-184873), filed with the SEC on November 9, 2012, which registered the offering of an aggregate of 11,500,000 Shares.

On July 2, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 24, 2015, with H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kite Merger Sub Corp., a Virginia corporation and a direct wholly owned subsidiary of Heinz (“Merger Sub I”), and Kite Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Heinz (“Merger Sub II”), Merger Sub I merged with and into Kraft (the “Merger”), with Kraft surviving the Merger as a wholly owned subsidiary of Heinz.

In connection with the Merger, Kraft is terminating all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by Kraft in the Registration Statements, Kraft hereby removes and withdraws from registration the securities registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Kraft certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh and Commonwealth of Pennsylvania on July 2, 2015.

KRAFT FOODS GROUP, INC.

By:	/s/ Paulo Basilio
Name: Paulo Basilio Title: Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.